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                                                                   Exhibit 10.63


                 DESCRIPTION OF LONG-TERM PERFORMANCE BONUS PLAN

     In 1999, the Compensation Committee established a long-term performance bonus plan to provide a long-term cash bonus opportunity to members of upper management, including executive officers, at the conclusion of fiscal year 2001 if FedEx achieves certain earnings per share targets established by the Compensation Committee with respect to the three-fiscal-year period 1999 through 2001. No bonuses were awarded in fiscal 2001 to upper management, including executive officers, under the long-term plan due to below-plan performance for the three-fiscal-year period.

     The Compensation Committee has established similar plans for the three-fiscal-year periods 2000 through 2002, 2001 through 2003 and 2002 through 2004, providing bonus opportunities for 2002, 2003 and 2004, respectively, if certain earnings per share targets are achieved with respect to those periods. No amounts can be earned for the 2000 through 2002, 2001 through 2003 and 2002 through 2004 plans until 2002, 2003 and 2004, respectively, because achievement of the earnings per share objectives can only be determined following the conclusion of the applicable three-fiscal-year period.

     Under each plan, the average percentage of an individual's achievement of individual objectives under FedEx's annual performance bonus plan for the three-fiscal-year period of each of the long-term performance bonus plans will be used as an individual performance measure when calculating individual bonuses, except for Frederick W. Smith whose individual performance measure will be determined by the Compensation Committee.